                                                                    EXHIBIT 4.5


                             S-O ACQUISITION CORP.
                        DIRECTOR STOCK OPTION AGREEMENT


                 This Agreement is made and entered into as of January 8, 1997 by and between S-O Acquisition Corp., a Delaware corporation (the
"Corporation") and ___________ ("Optionee").

                                R E C I T A L S

                 The Corporation's Board of Directors (the "Board") has approved the execution of this Stock Option Agreement containing the grant of the option herein set forth to Optionee to purchase shares of the Corporation's common stock (the "Stock") upon the terms and conditions hereinafter set forth.

                 NOW THEREFORE, it is agreed as follows:

                 1. Grant of Option. The Corporation hereby grants to Optionee as of the date hereof the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of 714 shares of Stock (the "Option"), subject to adjustment in accordance with
Section 10 hereof.

                 2.       Option Price.   The price to be paid for Stock upon
exercise of the Option or any part thereof shall be Fifty Dollars ($50) per share (the "Purchase Price").

                 3. Vesting. The Option shall be fully vested and immediately exercisable and shall remain exercisable during the term of the option, as provided in Section 5 below.

                 4. Securities Law Requirements. No part of the Option shall be exercised if counsel to the Corporation determines that any applicable registration requirement (or exemption therefrom) under the Securities Act of 1933, as amended (the "1933 Act"), or any other applicable requirement of Federal or state law has not been met. Optionee represents and agrees that if Optionee exercises this Option in whole or in part at a time when there is not in effect under the 1933 Act a registration statement relating to the shares of Stock issuable upon exercise hereof, and there is not available for delivery a prospectus meeting the requirements of Section 10(a)(3) of said Act, (i) Optionee will acquire the shares of Stock upon such exercise for the purpose of investment and not with a view to the distribution thereof, (ii) that upon each such exercise of this Option, Optionee will furnish to the Corporation an investment letter in form and substance satisfactory to the Corporation, and
(iii) prior to selling or offering for sale any such shares, Optionee will furnish the Corporation, at its request, an opinion of counsel satisfactory to it to the effect that the transaction is exempt from registration under applicable securities laws. Any other person or persons entitled to exercise this Option under the provision hereof shall furnish to the Corporation letters, opinions and certificates to the same effect as would otherwise be required of Optionee.

                 5. Term of Option. Except as otherwise provided in the Plan, the Option shall terminate on the earlier of (i) the 10th anniversary of the date of this Agreement first set forth above or (ii) one (1) year following the date that Optionee ceases to be an employee, officer, director or consultant to the Corporation.

                 6. Nontransferability. Unless the Corporation otherwise consents in writing, the option and all rights and privileges granted hereunder shall be non-assignable and non-transferable by Optionee, either voluntarily or by operation of law, shall not be pledged or hypothecated in any way, and shall be exercisable during lifetime only by Optionee; provided however, this option shall be transferable (i) by will or by the laws of descent and distribution without prior notice to the Corporation and (ii) by Optionee to Optionee's spouse, immediate family members or issue, including adopted children, or to a trust for the benefit of Optionee or Optionee's spouse, immediate family members or issue, including adopted children, so long as the Corporation is provided with prior notice of such transfer and such transferee agrees, to the extent requested by the Corporation, to be bound by Optionee's obligations hereunder. Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of the Option or any right thereunder, shall be null and void and, at the Corporation's option, shall cause all of Optionee's rights under this Agreement to terminate.

                 7. Effect of Exercise. Upon exercise of all or any part of the Option, the number of shares of Stock subject to option under this Agreement shall be reduced by the number of shares with respect to which such exercise is made.

                 8. Method of Exercise. Each exercise of the Option shall be by means of a written notice of exercise in substantially the form prescribed from time to time by the Board delivered to the Secretary of the Corporation at its principal office and accompanied by payment in full of the Purchase Price for each share of Stock purchased under the Option. Such notice shall specify the number of shares of Stock with respect to which the Option is exercised and shall be signed by the person exercising the Option. If the Option is exercised by a person other than Optionee, such notice shall be accompanied by proof, reasonably satisfactory to the Corporation, of such person's right to exercise the Option.

                 The Purchase Price specified in Section 3 above shall be paid in full upon the exercise of the Option in one or more of the following forms:
(i) cash or made payable to the Corporation; or (ii) cancellation of indebtedness owed by the Corporation to the Optionee. In addition, should the Stock be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, at the time the option is exercised, then the Purchase Price may also be paid as follows: (i) in shares of Stock held by Optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the exercise date; or (ii) through a special sale and remittance procedure pursuant to which optionee shall concurrently provide irrevocable instructions (A) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the

Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Purchase Price payable for the purchased shares plus any applicable Federal, state and local income taxes required to be withheld by the Corporation by reason of such exercise and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

                 9. Issuance of Shares. Subject to the foregoing conditions, the Corporation, as soon as reasonably practicable after receipt of a proper notice of exercise and without transfer or issue tax or other incidental expense to the person exercising the Option, shall deliver to such person at the principal office of the Corporation, or such other location as may be acceptable to the Corporation and such person, one or more certificates for the shares of Stock with respect to which the Option has been exercised. Such shares shall be fully paid and nonassessable and shall be issued in the name of such person. However, at the request of Optionee, such shares may be issued in the names of Optionee and his or her spouse (a) as joint tenants with right of survivorship, (b) as community property, (c) as tenants in common without right of survivorship, or (d) as trustees of a trust for the benefit of members of their immediate family.

                 10. Adjustment in Option Shares. Should any change be made to the Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Purchase Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

                 11. Assumption of Option. Except as may be otherwise provided in the agreement reflecting a Corporate Transaction (as hereinafter defined), this Option shall be assumed by the successor corporation (or parent thereof) in connection with a Corporate Transaction, and this Option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Purchase Price, provided the aggregate Purchase Price shall remain the same. For purposes of this Section, "Corporate Transaction" shall mean either of the following stockholder-approved transactions to which the Corporation is a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

                 12. Limitation of Optionee's Rights. Neither Optionee nor any person entitled to exercise the Option shall be or have any of the rights of a shareholder of the Corporation in respect of any share issuable upon the exercise of the Option unless and until a certificate or certificates representing shares of Stock shall have been issued and delivered upon exercise of the Option in full or in part. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificates are issued.

                 13.      Market Stand-Off.

                          1.      In connection with any underwritten public
offering in whole or in part by the Corporation of its equity securities pursuant to an effective registration statement filed under the 1933 Act, including the Corporation's initial public offering, Optionee shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any securities of the Corporation without the prior written consent of the Corporation or its underwriters. Such restriction (the "Market Stand-Off") shall be in effect for such period of time from and after the effective date of the final prospectus for the offering as may be requested by the Corporation or such underwriters. In no event, however, shall such period exceed one hundred eighty (180) days.

                          2.      Optionee agrees to execute any documentation
acknowledging the Market Stand-Off as may be required by the Company and its underwriters.

                          3.      In order to enforce the Market Stand-Off, the
Corporation may impose stop-transfer instructions with respect to the securities of the Corporation held by Optionee until the end of the applicable stand-off period.

                 14. Notices. Any notice to the Corporation contemplated by this Agreement shall be addressed to it in care of the Board; any notice to Optionee shall be addressed to him or her at the address on file with the Corporation on the date hereof or at such other address as Optionee may hereafter designate in a writing delivered to the Corporation as provided herein.

                 15. Interpretation. The interpretation, construction, performance and enforcement of this Agreement shall lie within the sole discretion of the Board, and the Board's determinations shall be conclusive and binding on all interested persons.

                 16. Attorney's Fees. In the event of any dispute concerning the subject matter hereof, the prevailing party shall be entitled to recover its costs and reasonable attorney's fees in litigating or otherwise resolving the dispute.

                 17. Venue. Any action arising out of any dispute concerning the subject matter hereof shall be brought and maintained in a court of competent jurisdiction in the county in which the Corporation's principal place of business is located at the time of commencement of the action.

                 18. Governing Law. This Agreement has been made, executed and delivered in, and the interpretation, performance and enforcement hereof shall be governed by and construed under the laws of the State of California, without regard to such state's choice of laws or conflict of laws rules.

                 19. Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, representations and understandings.

                 IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as the date first above written.



                                     "Corporation"

                                     S-O Acquisition Corp.


                                     By:_______________________________
                                     Name: ____________________________
                                     Title:____________________________


                                     "Optionee"


                                     __________________________________
                                     Name: ____________________________